Wintrust Financial Corporation
                727 North Bank Lane, Lake Forest, Illinois 60045

                                                      August, 2001


Dear Shareholders,

         This letter provides a brief update on our financial performance through the second quarter of 2001 and other news of Wintrust Financial Corporation. We have also attached the July 18, 2001 news release of our earnings for the quarter ended June 30, 2001 for your information.

HIGHLIGHTS FOR SECOND QUARTER OF 2001

         We again achieved record earnings for this quarter while deposit and asset levels also hit new record highs. Here is a summary of our financial results and accomplishments for the three months ending June 30, 2001:

o Net income reached $4.36 million for the quarter ended June 30, 2001, an increase of 31% over the second quarter of 2000;

o On a per share basis, net income totaled $0.48 per diluted common share for the second quarter of 2001, a 30% increase as compared to year ago;

o Return on average equity for the quarter increased to 16.21%, up from 13.86% for the prior year quarter;

o Total assets rose to $2.32 billion as of June 30, 2001, an increase of $459 million, or 25%, compared to a year ago;

o Total deposits reached $2.06 billion as of June 30, 2001, an increase of $426 million, or 26%, compared to June 30, 2000;

o Total loans grew to $1.81 billion as of June 30, 2001, an increase of $405 million, or 29%, compared to a year ago;

o Our operating efficiency improved as evidenced by a decline in the net overhead ratio to 1.61% from 1.89% in the prior year quarter; and

o We successfully completed an offering of 992,500 shares of common stock at a price of $24.00 per share that generated net capital to the company of approximately $22.2 million, after the deduction of expenses and underwriting commissions.

INCOME AND EARNINGS

         Although the interest rate environment continued to be volatile with additional rate cuts by the Federal Reserve Bank during the second quarter, our net interest income increased 21% as compared to the prior year but our net interest margin declined slightly. The decline in the net interest margin is primarily a function of the continuing decline in short-term interest rates in an environment where rates are already relatively low. The large declines have resulted in some compression in the spread between the rates on interest-bearing liabilities and interest-earning assets. This compression results when deposit rates cannot be reduced commensurate with changes in market rates. A good example of this is to consider a drop of 2% in short-term interest rates and its impact on certain assets and liabilities. In this example, our home equity accounts and other prime rate based products would re-price down the full 2%; however, rates paid on NOW accounts could not be lowered significantly since they generally were paying approximately 1% before the rate drop. We attempt to mitigate risk from changing interest rate environments and, given the current interest rate situation, we do not expect to see significant fluctuations in the net interest margin in future quarters

         Non-interest income growth remains strong and increased to a total of $7.4 million in the second quarter, an increase of 64% over the prior year. The growth in this category was mainly a result of a higher level of fees from originating and selling residential mortgage loans into the secondary market, enhanced fee income received from covered call option transactions, and the continued gains from the sale of excess premium finance receivables production.

         Non-interest expenses totaled $16.3 million for the second quarter of 2001, representing a 26% increase over a year ago. These increases are attributable to the general growth of the Company's balance sheet and costs associated with supporting our additional fee revenue.

YEAR-TO-DATE PERFORMANCE VERSUS GOAL

         At Wintrust, we set aggressive goals and evaluate our performance versus those goals. We have made good progress towards achieving most of these goals and expect continued improvement as our young franchises-- the de novo community banks, and our other subsidiaries Wintrust Asset Management, First Insurance Funding and Tricom--mature. As always, we believe in always being accountable to you and sharing our results with you. Accordingly, the following performance statistics indicate that we are making overall improvement in these areas.

                                                                          QUARTER ENDED
                                              ----------------------------------------------------------------------
                                                JUNE 30,     MARCH 31,      DEC. 31,      SEPT. 30,      JUNE 30,
                                     GOAL         2001          2001          2000         2000(1)         2000
                                     ----         ----          ----          ----         ----            ----
Core Net Interest Margin (2)       4 - 4.5%       3.84%         3.94%          3.93%         3.92%         3.94%

Net Overhead Ratio                 1.5 - 2%       1.61%         1.75%          1.90%         1.90%         1.89%

Return on Average Equity           20 - 25%      16.21%        15.39%         15.44%        14.74%        13.86%

Return on Average Assets             1.5%         0.79%         0.75%          0.75%         0.75%         0.75%

Earnings per diluted
   Common share                                  $0.48         $0.44          $0.43         $0.41         $0.37

Non-Performing Assets
   as a percent of total assets                   0.55%        0.64%           0.46%         0.35%         0.33%
----------------------------

(1) Excludes the impact of a one-time charge of to $2.7 million to its third quarter earnings.
(2) By definition, our Core Net Interest Margin excludes the impact of interest expense associated with the Company's Trust Preferred Securities offerings.

NON-PERFORMING ASSETS

         Our core loan portfolio continued to be very solid. The level of non-performing assets in our core banking loan portfolio remained low and very manageable at $2.6 million, or 0.21% of the core banking loan portfolio. The non-performing assets in the indirect auto portfolio remained fairly constant at approximately $646,000, or 0.34% of that portfolio. The Tricom finance receivable portfolio had only $112,000 of non-performing assets.

         In our last quarterly communication to you, we spoke about the reasons for the increase in the non-performing assets related to our premium finance portfolio. We also presented an action plan for reducing the overall level of those delinquent accounts. As of June 30, 2001, we are pleased to inform you that the non-performing premium finance receivables decreased to $9.4 million, or 2.71% of that portfolio from $10.8 million, or 3.22% of that portfolio as of March 31, 2001. We continue to implement our corrective actions and are continuing to devote the appropriate resources to further improve the level of non-performing accounts in this portfolio. As such, the delinquency levels should again show improvement during the third quarter.

CAPITAL OFFERING

         In late June, we announced the closing of our offering of 992,500 shares of common stock at a price of $24.00 per share. Net proceeds to the Company, after deducting the underwriting commissions and estimated expenses, were approximately $22.2 million.

         We always consider shareholder value and returns while managing this organization. Accordingly, we take the issuance of additional capital seriously because of the dilutive effects of such issuance. Prior to the recent common stock offering, the Company's growth in deposits, loans and assets had fully utilized our existing capital base. We needed to raise the additional capital in order to continue to grow our community banking franchise in a marketplace that we think still favors our style of personalized service and products.

         The additional equity has helped to increase the liquidity of our stock in the marketplace and raised our market capitalization to well over $200 million. Additionally, our Company was recently added to the Russell 2000 Index, which is based on market capitalization. Wintrust's increased market capitalization, liquidity and inclusion in the Russell 2000 Index increases its visibility to a broad range of new institutional investors.

         We are very pleased with the results of the offering and pledge to utilize the additional capital in an effective manner.

STOCK PRICE IMPROVEMENT

         We are also pleased with the recent improvement in our stock price. As of the date of this writing (July 30, 2001), our stock price stood at $31.68 per share. This represents an increase of 70% since the end of the first quarter and 98% since the beginning of 2001. Our common stock has clearly out-performed most broad market indices during 2001 and we are certainly pleased with the result but know very well that we must continue to perform and execute our strategy in order for the market to continue to reward us for our results. So we will continue to stay focused on balancing growth and profitability of our young company.

EXPANSION ACTIVITIES

         Our seventh separately chartered de novo bank, Northbrook Bank & Trust, is off to a terrific start after opening in November 2000. At the writing of this report, they have assets over $60 million and are on track to be the fastest growing de novo bank in this Company's history. The gratifying aspect of their remarkable growth is that it demonstrates that a good strategy with great people and great service still works. NB&T is well along on construction of their new permanent main bank facility at the corner of Shermer Road and Waukegan Road. This new facility will bring much needed additional space along with very accessible drive-through banking lanes. Their grand opening is scheduled for early 2002.

         We have also made good progress on a number of new branches for our existing banks:

    o Renovation of a new facility in Winnetka, which will upgrade our facilities and add safe deposit boxes and an ATM, is almost completed. That facility should be opened shortly.

    o    Construction is well along on Hoffman Estates  Community Bank, a branch
         of  Barrington   Bank  &  Trust.   This  full  service   facility  with
         drive-through lanes is scheduled to open within a couple of months.

    o Our new McHenry Bank & Trust (a branch of Crystal Lake Bank & Trust) is also growing rapidly. Since February 2001, they have grown deposits to over $30 million and have certainly made their presence known in that community. Construction will be starting soon on their permanent location with attached drive-through lanes.

    o Wauconda Community Bank, a branch of Libertyville Bank & Trust, is moving ahead with construction of its new permanent main bank and drive-through facility on our property centrally located across the street from the big bank competitor in town.

    o Property has been purchased in a suburb nearby Hinsdale, Illinois for a new branch of Hinsdale Bank & Trust.

    o We have also identified a number of other desirable market areas that are currently under-served from a community banking perspective and are pursuing those additional locations. We will keep you informed.

         In addition to bank and branch expansion, we are actively looking to assist in the growth of our trust and asset management subsidiary. We continually look for solid management team members to bolster our asset generation efforts and, just as we do on the banking side of the business, we are also reviewing acquisitions of potential asset management companies. As always, we will be disciplined and keep shareholder value in mind when evaluating any potential acquisitions.

SUMMARY

         In summary, we are very pleased with the continued growth in earnings and assets in the second quarter. We are working diligently to continue our unique growth story while improving our earnings level. We remain comfortable that we will be able to meet or exceed the analysts' consensus earnings estimate for 2001 of $1.84 per share.

                                            Yours truly,



         /s/ John S. Lillard                         /s/ Edward J. Wehmer
         -------------------                         --------------------
         John S. Lillard                             Edward J. Wehmer
         Chairman                                    President and CEO















--------------------------------------------------------------------------------
FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------
This letter contains forward-looking statements related to the Company's financial performance that are based on estimates. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the new trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, the ability to attract and retain experienced senior management, and the ability to recover on the loss resulting from the fraudulent loan scheme perpetrated against the Company's premium finance subsidiary. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.
--------------------------------------------------------------------------------

                         Wintrust Financial Corporation
                727 North Bank Lane, Lake Forest, Illinois 60045



NEWS RELEASE

FOR IMMEDIATE RELEASE                                              July 18, 2001
---------------------

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Executive Vice President & Chief Financial Officer
(847) 615-4096
Website address:  www.wintrust.com


              WINTRUST FINANCIAL CORPORATION REPORTS RECORD SECOND
              ----------------------------------------------------
               QUARTER EARNINGS AHEAD 31% OVER PRIOR YEAR QUARTER
               --------------------------------------------------

         LAKE FOREST, ILLINOIS -- Wintrust Financial Corporation ("Wintrust") (Nasdaq: WTFC) announced net income of $4.4 million for the quarter ended June 30, 2001, an increase of $1.0 million, or 31%, compared to $3.3 million recorded in the second quarter of 2000. On a per share basis, net income for the second quarter of 2001 totaled $0.48 per diluted common share, an increase of $0.11 per share, or 30%, as compared to the 2000 second quarter total of $0.37 per diluted common share. Return on average equity for the second quarter of 2001 rose to 16.21% versus 13.86% in the second quarter of 2000.

         For the first six months of 2001, net income totaled $8.3 million, or $0.92 per diluted common share, an increase of $1.8 million, or 28%, when compared to the same period in 2000. Return on average equity for the first six months of 2001 rose to 15.81% versus 13.58% for the same period of 2000.

         Total assets rose to $2.32 billion at June 30, 2001, an increase of $459 million, or 25%, compared to $1.86 billion a year ago, and an increase of $219 million, or 10%, from $2.10 billion as of December 31, 2000. Total deposits as of June 30, 2001 were $2.06 billion, an increase of $426 million, or 26%, as compared to $1.63 billion as of June 30, 2000, and an increase of $229 million, or 13%, from the December 31, 2000 balance of $1.83 billion. Total loans grew to $1.81 billion as of June 30, 2001, a $405 million, or 29%, increase over the $1.40 billion balance a year earlier, and a $248 million, or 16%, increase over the $1.56 billion balance as of December 31, 2000.

          "We are pleased with our financial results for the first half of 2001," stated Edward J. Wehmer, President and Chief Executive Officer. "Loan growth is strong, our net interest margin is relatively stable and our efficiency ratio continues to improve. We raised $22.2 million in additional common equity in June to support our growth. We are

                                    - more -
enthusiastic about the future and continue to work diligently to implement our business strategy. We remain comfortable that we will be able to meet or exceed the analysts' consensus earnings estimate for 2001 of $1.84 per share."

         For the first six months of the year, Wintrust's key operating measures continue to show significant growth rates in 2001 as compared to the prior year as evidenced by the table below:

                                                                   Six months          Six months
                                                                     ended                ended
        Dollars in thousands, except per share data                 6/30/01              6/30/00               Improvement
        -------------------------------------------                 -------              -------               -----------

        Net income                                                       $ 8,267            $  6,441              28.4%
        Net income per common share - Diluted                            $  0.92            $   0.72              27.8%

        Net revenues                                                     $49,532            $ 37,499              32.1%
        Net interest income                                               35,291              28,717              22.9%

        Net interest margin                                                3.63%               3.69%              (1.6%)
        Core net interest margin                                           3.89%               3.89%               --
        Net overhead ratio                                                 1.68%               1.87%              10.2%
        Efficiency ratio                                                  65.05%              66.16%               1.7%
        Return on average assets                                           0.77%               0.74%               4.1%
        Return on average equity                                          15.81%              13.58%              16.4%

        Total assets                                                  $2,322,083          $1,863,469              24.6%
        Total loans, net of unearned income                           $1,806,306          $1,400,824              28.9%
        Total deposits                                                $2,055,345          $1,629,192              26.2%

        Book value per common share                                     $  13.80            $  11.22              23.0%
        Market price per common share                                   $  24.85            $  15.44              60.9%


         Wintrust Financial Corporation was added to the Russell 2000 Index in July 2001. Membership is based on market capitalization (share price multiplied by the number of shares outstanding.) The Russell 2000 Index is a small-cap benchmark used by investors and money managers for both passive and active investment strategies. Wintrust's inclusion in the index increases the Company's visibility to a broad range of new institutional investors.

         Wintrust is a multi-bank holding company whose common stock is traded on the Nasdaq Stock Market(R). Its seven suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located in high income retail markets -- Lake Forest Bank and Trust Company, Hinsdale Bank and Trust Company, North Shore Community Bank and Trust Company in Wilmette, Libertyville Bank and Trust Company, Barrington Bank and Trust Company, Crystal Lake Bank and Trust Company and Northbrook Bank and Trust Company. The banks also operate facilities in Lake Bluff, Highwood, Glencoe, Winnetka, Clarendon Hills, Western Springs, Skokie, Wauconda and McHenry, Illinois. Additionally, the Company operates three non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the
                                    - more -

United States, serves commercial loan customers throughout the country. Wintrust Asset Management Company, N.A., a trust subsidiary, allows Wintrust to service customers' trust and investment needs at each banking location. Tricom, Inc. of Milwaukee, provides short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Currently, Wintrust operates a total of 29 banking offices and is in the process of constructing several additional banking facilities. All of the Company's banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing de novo bank groups in Illinois.


                                      # # #

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
----------------------------------------------------------------------------------------------------------------------------------
                                                                     THREE MONTHS                         SIX MONTHS
                                                                     ENDED JUNE 30,                      ENDED JUNE 30,
                                                                 2001               2000             2001              2000
----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA
  (AT END OF PERIOD):
  Total assets                                                  $ 2,322,083        $ 1,863,469
  Total deposits                                                  2,055,345          1,629,192
  Total loans, net of unearned income                             1,806,306          1,400,824
  Notes payable                                                      25,000              4,850
  Long-term debt - trust preferred securities                        51,050             51,050
  Total shareholders' equity                                        132,969             98,358
----------------------------------------------------------------------------------------------------------------------------------

SELECTED STATEMENTS OF INCOME DATA:
  Net interest income                                             $  18,015          $  14,849        $  35,291         $  28,717
  Net revenues                                                       25,406             19,353           49,532            37,499
  Income before taxes and cumulative effect of accounting change      6,860              5,241           13,377            10,137
  Net income before cumulative effect of accounting change            4,363              3,319            8,521             6,441
  Net income                                                          4,363              3,319            8,267             6,441
  Net income per common share - Basic                                  0.50               0.38             0.96              0.73
  Net income per common share - Diluted                                0.48               0.37             0.92              0.72
----------------------------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL RATIOS AND OTHER DATA:
Performance Ratios:
  Net interest margin                                                 3.59%              3.73%            3.63%             3.69%
  Core net interest margin (1)                                        3.84%              3.94%            3.89%             3.89%
  Non-interest income to average assets                               1.34%              1.01%            1.33%             1.01%
  Non-interest expense to average assets                              2.95%              2.90%            3.01%             2.88%
  Net overhead ratio                                                  1.61%              1.89%            1.68%             1.87%
  Efficiency ratio                                                   63.77%             66.01%           65.05%            66.16%
  Return on average assets                                            0.79%              0.75%            0.77%             0.74%
  Return on average equity                                           16.21%             13.86%           15.81%            13.58%

  Average total assets                                          $ 2,214,280        $ 1,786,976      $ 2,162,430       $ 1,745,635
  Average shareholders' equity                                      107,981             96,310          105,428            95,363
  Average loan-to-average deposit ratio                               88.2%              87.6%            87.7%             88.2%

Common Share Data at end of period:
  Market price per common share                                    $  24.85           $  15.44
  Book value per common share                                      $  13.80           $  11.22
  Common shares outstanding                                       9,637,410          8,763,880

Other Data at end of period:
  Number of:
    Bank subsidiaries                                                     7                  6
    Non-bank subsidiaries                                                 3                  3
    Banking offices                                                      29                 26

----------------------------------------------------------------------------------------------------------------------------------

(1) The core net interest margin excludes the interest expense associated with the Company's Trust Preferred Securities.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)
(In thousands)


                                                                      JUNE 30,           December 31,           June 30,
                                                                        2001                 2000                 2000
------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                 $    46,282          $    65,413          $    56,552
Federal funds sold and securities purchased under resale agreements         162,845              164,641               67,658
Interest-bearing deposits with banks                                             60                  182                  189
Available-for-Sale securities, at fair value                                179,858              193,105              219,361
Loans, net of unearned income                                             1,806,306            1,558,020            1,400,824
    Less: Allowance for possible loan losses                                 12,111               10,433                9,792
------------------------------------------------------------------------------------------------------------------------------
    Net loans                                                             1,794,195            1,547,587            1,391,032
Premises and equipment, net                                                  91,202               86,386               80,771
Accrued interest receivable and other assets                                 37,218               34,722               36,780
Goodwill and other intangible assets, net                                    10,423               10,770               11,126
------------------------------------------------------------------------------------------------------------------------------

    Total assets                                                        $ 2,322,083          $ 2,102,806          $ 1,863,469
==============================================================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing                                                  $   205,414          $   198,319          $   173,967
  Interest bearing                                                        1,849,931            1,628,257            1,455,225
------------------------------------------------------------------------------------------------------------------------------
    Total  deposits                                                       2,055,345            1,826,576            1,629,192

Short-term borrowings                                                        15,217               43,639               46,783
Notes payable                                                                25,000               27,575                4,850
Long-term debt - trust preferred securities                                  51,050               51,050               51,050
Accrued interest payable and other liabilities                               42,502               51,690               33,236
------------------------------------------------------------------------------------------------------------------------------

    Total liabilities                                                     2,189,114            2,000,530            1,765,111
------------------------------------------------------------------------------------------------------------------------------

Shareholders' equity:
  Preferred stock                                                                 -                    -                    -
  Common stock                                                                9,637                8,857                8,850
  Surplus                                                                   101,805               83,710               83,603
  Common stock warrants                                                          99                  100                  100
  Treasury stock, at cost                                                         -               (3,863)              (1,314)
  Retained earnings                                                          21,500               13,835                9,554
  Accumulated other comprehensive loss                                          (72)                (363)              (2,435)
------------------------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                              132,969              102,276               98,358
------------------------------------------------------------------------------------------------------------------------------

    Total liabilities and shareholders' equity                          $ 2,322,083          $ 2,102,806          $ 1,863,469
==============================================================================================================================

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                              THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                                   JUNE 30,                    JUNE 30,
                                                                              2001           2000         2001           2000
----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans                                                   $ 37,542      $ 31,064      $ 74,405      $ 59,802
  Interest bearing deposits with banks                                                1             4             3            20
  Federal funds sold and securities purchased under resale agreements             1,196           489         2,318           736
  Securities                                                                      2,651         3,517         6,446         6,825
----------------------------------------------------------------------------------------------------------------------------------
    Total interest income                                                        41,390        35,074        83,172        67,383
----------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
   Interest on deposits                                                          21,423        18,299        43,595        34,898
   Interest on short-term borrowings and notes payable                              664         1,093         1,710         2,200
   Interest on long-term debt - trust preferred securities                        1,288           833         2,576         1,568
----------------------------------------------------------------------------------------------------------------------------------
     Total interest expense                                                      23,375        20,225        47,881        38,666
----------------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                                              18,015        14,849        35,291        28,717
Provision for possible loan losses                                                2,264         1,223         3,902         2,364
----------------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for possible loan losses                     15,751        13,626        31,389        26,353
----------------------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME
  Fees on mortgage loans sold                                                     1,948           742         3,472         1,225
  Service charges on deposit accounts                                               606           479         1,153           948
  Trust fees                                                                        523           494           973           966
  Gain on sale of premium finance receivables                                     1,449           996         2,391         2,237
  Administrative services revenue                                                 1,121         1,141         2,142         2,154
  Net securities gains (losses)                                                      86           (28)          372           (25)
  Other                                                                           1,658           680         3,738         1,277
----------------------------------------------------------------------------------------------------------------------------------
    Total non-interest income                                                     7,391         4,504        14,241         8,782
----------------------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
  Salaries and employee benefits                                                  8,735         6,793        17,213        13,128
  Occupancy, net                                                                  1,178         1,140         2,422         2,150
  Equipment expense                                                               1,582         1,137         3,066         2,286
  Data processing                                                                   822           699         1,652         1,379
  Advertising and marketing                                                         426           322           733           571
  Professional fees                                                                 534           357         1,065           652
  Amortization of intangibles                                                       169           179           347           357
  Other                                                                           2,836         2,262         5,755         4,475
----------------------------------------------------------------------------------------------------------------------------------
    Total non-interest expense                                                   16,282        12,889        32,253        24,998
----------------------------------------------------------------------------------------------------------------------------------

Income before taxes and cumulative effect of accounting change                    6,860         5,241        13,377        10,137
Income tax expense                                                                2,497         1,922         4,856         3,696
----------------------------------------------------------------------------------------------------------------------------------

Income before cumulative effect of accounting change                              4,363         3,319         8,521         6,441
Cumulative effect of change in accounting for derivatives, net of tax                 -             -           254             -
----------------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                                      $ 4,363       $ 3,319       $ 8,267       $ 6,441
==================================================================================================================================

BASIC EARNINGS PER SHARE:
  Income before cumulative effect of accounting change                           $ 0.50        $ 0.38        $ 0.99        $ 0.73
  Cumulative effect of accounting change, net of tax                                  -             -          0.03             -
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE - BASIC                                              $ 0.50        $ 0.38        $ 0.96        $ 0.73
==================================================================================================================================

DILUTED EARNINGS PER SHARE:
  Income before cumulative effect of accounting change                           $ 0.48        $ 0.37        $ 0.94        $ 0.72
  Cumulative effect of accounting change, net of tax                                  -             -          0.03             -
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE - DILUTED                                            $ 0.48        $ 0.37        $ 0.92        $ 0.72
==================================================================================================================================

CASH DIVIDENDS DECLARED PER COMMON SHARE                                         $ 0.00        $ 0.00        $ 0.07        $ 0.05
==================================================================================================================================

Weighted average common shares outstanding                                        8,661         8,760         8,638         8,779
Dilutive potential common shares                                                    462           211           391           212
----------------------------------------------------------------------------------------------------------------------------------
Average common shares and dilutive common shares                                  9,123         8,971         9,029         8,991
==================================================================================================================================

NET INTEREST INCOME

The following table presents a summary of the Company's net interest income and related net interest margin, calculated on a fully taxable equivalent basis for the quarters ended June 30, 2001 and 2000:



                                                      FOR THE QUARTER ENDED                       For the Quarter Ended
                                                          JUNE 30, 2001                               June 30, 2000
                                            ------------------------------------------    ---------------------------------------
(dollars in thousands)                           AVERAGE      INTEREST        RATE            Average       Interest      Rate
----------------------                      ---------------- ------------- -----------    --------------- ------------- ---------

Liquidity management assets (1) (2)             $  302,848      $  3,863         5.12%       $  249,621      $  4,038       6.51%
Loans, net of unearned income (2)                1,735,696        37,741         8.72         1,367,470        31,181       9.17
                                            ---------------- ------------- -----------    --------------- ------------- ---------
   Total earning assets                          2,038,544        41,604         8.19%        1,617,091        35,219       8.76%
                                            ---------------- ------------- -----------    --------------- ------------- ---------

Interest-bearing deposits                        1,769,910        21,423         4.85%        1,399,332        18,299       5.26%
Short-term borrowings and notes payable             46,915           664         5.68            70,450         1,093       6.24
Long-term debt - trust preferred securities         51,050         1,288        10.09            34,610           833       9.63
                                            ---------------- ------------- -----------    --------------- ------------- ---------
   Total interest-bearing liabilities            1,867,875        23,375         5.02%        1,504,392        20,225       5.41%
                                            ---------------- ------------- -----------    --------------- ------------- ---------

Tax equivalent net interest income                              $ 18,229                                     $ 14,994
                                                             =============                                =============
Net interest margin                                                              3.59%                                      3.73%
                                                                           ===========                                  =========
Core net interest margin(3)                                                      3.84%                                      3.94%
                                                                           ===========                                  =========
-------------------------------

(1) Liquidity management assets include securities, interest earning deposits with banks and federal funds sold.
(2) Interest income on tax advantaged loans and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. This total adjustment is $214,000 and $145,000 for the quarters ended June 30, 2001 and 2000, respectively.
(3) The core net interest margin excludes the interest expense associated with the Company's Trust Preferred Securities.

The following table presents a summary of the Company's net interest income and related net interest margin, calculated on a fully taxable equivalent basis for the six-month periods ended June 30, 2001 and 2000:

                                                     FOR THE SIX MONTHS ENDED                     For the Six Months Ended
                                                           JUNE 30, 2001                               June 30, 2000
                                             ------------------------------------------    ---------------------------------------
(dollars in thousands)                            AVERAGE      INTEREST        RATE            Average       Interest      Rate
----------------------                       ---------------- ------------- -----------    --------------- ------------- ---------

Liquidity management assets (1) (2)              $  310,887      $  8,796       5.71%        $  239,279      $  7,619        6.40%
Loans, net of unearned income (2)                 1,674,309        74,795       9.01          1,340,473        60,025        9.01
                                             ---------------- ------------- -----------    --------------- ------------- ---------
   Total earning assets                           1,985,196        83,591       8.49%         1,579,752        67,644        8.61%
                                             ---------------- ------------- -----------    --------------- ------------- ---------

Interest-bearing deposits                         1,720,246        43,595       5.11%         1,366,164        34,898        5.14%
Short-term borrowings and notes payable              57,348         1,710       6.01             72,472         2,200        6.10
Long-term debt - trust preferred securities          51,050         2,576      10.09             32,830         1,568        9.55
                                             ---------------- ------------- -----------    --------------- ------------- ---------
   Total interest-bearing liabilities             1,828,644        47,881       5.28%         1,471,466        38,666        5.28%
                                             ---------------- ------------- -----------    --------------- ------------- ---------

Tax equivalent net interest income                               $ 35,710                                    $ 28,978
                                                              =============                                =============
Net interest margin                                                             3.63%                                        3.69%
                                                                            ===========                                  =========
Core net interest margin(3)                                                     3.89%                                        3.89%
                                                                            ===========                                  =========
-------------------------------

(1) Liquidity management assets include securities, interest earning deposits with banks and federal funds sold.
(2) Interest income on tax advantaged loans and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. This total adjustment is $419,000 and $261,000 for the six-month periods ended June 30, 2001 and 2000, respectively.
(3) The core net interest margin excludes the interest expense associated with the Company's Trust Preferred Securities.

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for the Company. Tax-equivalent net interest income for the quarter ended June 30, 2001 totaled $18.2 million, an increase of $3.2 million, or 22%, as compared to the $15.0 million recorded in the same quarter of 2000. This increase mainly resulted from loan growth. Tax-equivalent interest and fees on loans for the quarter ended June 30, 2001 totaled $37.7 million, an increase of $6.6 million, or 21%, over the prior year quarterly total of $31.2 million. This growth was predominantly due to a $368 million, or 27%, increase in average total loans.

Net interest margin represents net interest income as a percentage of the average earning assets during the period. For the second quarter of 2001, the net interest margin was 3.59%, a decrease of 14 basis points when compared to the margin of 3.73% in the prior year quarter. This decrease resulted primarily from the effects of continued decreases in short-term rates causing some compression in the spread between the rates on interest bearing liabilities and interest earning assets. Compression results when deposit rates cannot be reduced commensurate with changes in market rates due to the rates paid on certain deposit accounts being lower than the change in the market rates. The core net interest margin, which excludes the interest expense on the Company's trust preferred securities, was 3.84% for the second quarter of 2001, and decreased ten basis points when compared to the prior year quarterly core margin of 3.94%.

The rate paid on interest-bearing deposits averaged 4.85% for the second quarter of 2001 versus 5.26% for the same quarter of 2000, a decrease of 41 basis points. This decrease was caused primarily by continued decreases in market rates. The rate paid on short-term borrowings and notes payable decreased 56 basis points to 5.68% in the second quarter of 2001 as compared to 6.24% in the same quarter of 2000. The rate on the trust preferred securities in the second quarter of 2001 was 10.09%, compared to 9.63% in the same period of 2000. The increase was due to the issuance of $20.0 million of 10.5% trust preferred securities in June 2000.

The yield on total earning assets for the second quarter of 2001 was 8.19% as compared to 8.76% in 2000, a decrease of 57 basis points resulting primarily from decreases in the prime lending rate and general market rate decreases on liquidity management assets. The second quarter 2001 loan yield of 8.72% decreased 45 basis points when compared to the prior year quarterly yield of 9.17% and was due primarily to lower market rates. The average prime lending rate during the second quarter of 2001 was 7.34% reflecting a decrease of 190 basis points compared to the average prime lending rate of 9.24% for the second quarter of 2000. The Company's loan portfolio does not re-price in a parallel fashion to changes in the prime rate due to a portion of the portfolio being longer-term fixed rate loans.

For the first six months of 2001, tax equivalent net interest income totaled $35.7 million and increased $6.7 million, or 23%, over the $29.0 million recorded in the same period of 2000. This increase was mainly due to the growth in the Company's earning asset base. Interest and fees on loans, on a tax equivalent basis, totaled $74.8 million for the first six months of 2001, and increased $14.8 million, or 25%, over the same period of 2000. Average loans for the first six months of 2001 grew $334 million, or 25%, over the average for the first six months of 2000. The net interest margin for the first six months of 2001 was 3.63%, a decrease of six basis points when compared to the same period in 2000. The core net interest margin for the first six months of 2001 was 3.89%, unchanged from the same period of 2000. Consistent with the second quarter margin, the year-to-date margin decrease was mainly the result of sustained decreases in short-term interest rates.

NON-INTEREST INCOME

For the second quarter of 2001, non-interest income totaled $7.4 million and increased $2.9 million, or 64%, over the prior year quarter. Significant increases were realized in fees from the origination and sale of mortgage loans into the secondary market and income from certain covered call option transactions.

Fees on mortgage loans sold include income from originating and selling residential real estate loans into the secondary market. For the quarter ended June 30, 2001, these fees totaled $1.9 million, an increase of $1.2 million, or 163%, from the prior year quarter. This increase was due to significantly higher levels of mortgage origination volumes, particularly refinancing activity, caused by the recent decreases in mortgage interest rates. Management anticipates that the high levels of refinance activity have peaked and may taper off to more normalized levels during the second half of 2001 barring any further reductions in mortgage interest rates.

The administrative services revenue contributed by Tricom added $1.1 million to total non-interest income in the second quarter of 2001 and was relatively consistent with the level of revenue in the prior year quarter. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. The revenue growth at Tricom has stagnated in recent quarters due to the general slowdown in the economy and the reduction in the placement of temporary staffing individuals by Tricom's customers. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.

As a result of continued strong loan originations during the second quarter of 2001, the Company sold approximately $72 million of premium finance receivables to an unrelated third party and recognized gains of $1.4 million related to this activity, compared to the sale of $62 million of premium finance receivables in the second quarter of 2000 that resulted in gains of $996,000. The Company currently has a philosophy of maintaining its average loan-to-deposit ratio in the range of 85-90%. During the second quarter of 2001, the ratio was approximately 88%. Accordingly, the Company sold excess premium finance receivables volume to an unrelated third party financial institution. Consistent with Wintrust's strategy to be asset-driven and the desire to maintain our loan-to-deposit ratio in the aforementioned range, it is probable that similar sales of premium finance receivables will occur in the future.

Service charges on deposit accounts totaled $606,000 for the second quarter of 2001, an increase of $127,000, or 27%, when compared to the same quarter of 2000. This increase was due to a higher deposit base and a larger number of accounts at the banking subsidiaries. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

Trust fees totaled $523,000 for the second quarter of 2001, a $29,000, or 6%, increase over the same quarter of 2000. The down-turn in the stock market over the past year has had a slight negative impact on the valuation of the equity securities under management and the fees earned thereon. Wintrust is committed to growing the trust and investment business in order to better service its customers and create a more diversified revenue stream. However, as the introduction of expanded trust and investment services continues to unfold, it is expected that overhead levels will be high when compared to the fee income that is generated. It is anticipated that trust fees will eventually increase to a level sufficient to absorb this overhead within the next few years.

Other non-interest income for the second quarter of 2001 totaled $1.7 million and increased $978,000, or 144%, over the prior year quarterly total of $680,000. This increase was due primarily to a $794,000 increase in premium income from certain covered call option transactions. The Company routinely enters into these transactions with the goal of enhancing its overall return on its investment portfolio. The Company generally writes the call options against certain U.S. Treasury and agency issues held in its portfolio for liquidity and other purposes. Also contributing to the increase in other non-interest income was a $140,000 increase in rental income from equipment leases.

For the first six months of 2001, total non-interest income was $14.2 million and increased $5.5 million, or 62%, when compared to the same period in 2000. This increase was primarily the result of a $2.2 million increase in fees from the sale of mortgage loans and a $2.0 million increase in premium income from covered call option transactions. Also contributing to the increase in other non-interest income were increases of $397,000 in securities gains, $290,000 in rental income from equipment leases, $205,000 in deposit service charges, and $154,000 in gains on the sale of premium finance receivables.


NON-INTEREST EXPENSE

Non-interest expense for the second quarter of 2001 totaled $16.3 million and increased $3.4 million, or 26%, from the second quarter 2000 total of $12.9 million. The continued growth and expansion of the de novo banks with additional branches, the opening of the Company's seventh de novo bank (Northbrook Bank & Trust) in November 2000 and the growth in the premium finance business were the primary causes for this increase. Since June 30, 2000, total deposits have grown 26% and total loan balances have risen 29%, requiring higher levels of staffing and other costs to both attract and service the larger customer base.

Salaries and employee benefits expense totaled $8.7 million for the second quarter of 2001, an increase of $1.9 million, or 29%, as compared to the prior year quarter total of $6.8 million. This increase was primarily due to increases in commissions paid related to fees on mortgage loans sold, the opening of Northbrook Bank & Trust and three additional banking offices and increased staffing at the Company's premium finance subsidiary.

Other categories of non-interest expense, such as occupancy costs, equipment expense and data processing, also increased over the prior year quarter due to the general growth of the Company and the opening of several new banking facilities. Other non-interest expense, which includes loan expenses, correspondent bank service charges, postage, insurance, stationary and supplies and other sundry expenses, also increased when compared to the prior year quarter due mainly to the factors mentioned earlier.

On a year-to-date basis, non-interest expense totaled $32.3 million and increased $7.3 million, or 29%, over the first six months of 2000. This increase was predominantly due to the continued growth of loan and deposit accounts, the opening of additional banking offices, increases in commissions paid to mortgage loan originators and increased staffing at the Company's premium finance subsidiary. Despite this growth and the related increases in many of the non-interest expense categories, Wintrust's ratio of non-interest expense to total average assets of 3.01% for the first six months of 2001 is favorable to the Company's most recent peer group ratio.

ASSET QUALITY

Allowance for Possible Loan Losses

A reconciliation of the activity in the balance of the allowance for possible loan losses for the three and six months ended June 30, 2001 and 2000 is shown as follows (dollars in thousands):

                                                   THREE MONTHS ENDED                            SIX MONTHS ENDED
                                                        JUNE 30,                                     JUNE 30,
                                               2001                 2000                  2001                  2000
                                        -------------------     ----------------     -----------------     -----------------

 Balance at beginning of period               $  11,067             $  9,359              $ 10,433                $8,783

 Provision for possible loan losses               2,264                1,223                 3,902                 2,364

 Charge-offs
 -----------
  Core banking loans                                301                  316                   408                   446
  Indirect automobile loans                         203                  320                   490                   631
  Tricom receivables                                 --                   73                    --                    73
  Premium finance receivables                       836                  158                 1,548                   359
                                        -------------------     ----------------     -----------------     -----------------
     Total charge-offs                            1,340                  867                 2,446                 1,509
 Recoveries
 ----------
  Core banking loans                                  2                    3                     4                    11
  Indirect automobile loans                          35                   30                    89                    73
  Tricom receivables                                 --                   --                    --                    --
  Premium finance receivables                        83                   44                   129                    70
                                        -------------------     ----------------     -----------------     -----------------
      Total recoveries                              120                   77                   222                   154
                                        -------------------     ----------------     -----------------     -----------------

  Net charge-offs                                (1,220)                (790)               (2,224)               (1,355)
                                        -------------------     ----------------     -----------------     -----------------

  Balance at June 30                          $  12,111             $  9,792               $12,111                $9,792
                                        ===================     ================     =================     =================

  Loans at June 30                                                                      $1,806,306            $1,400,824
                                                                                     =================     =================

  Allowance as a percentage of loans                                                             0.67%               0.70%
                                                                                     =================     =================

  Annualized net charge-offs as a percentage of average:
        Core banking loans                                                                       0.07%                 0.11%
        Indirect automobile loans                                                                0.42%                 0.45%
        Tricom receivables                                                                       --                    0.78%
        Premium finance receivables                                                              0.81%                 0.23%
                                                                                     -----------------     -----------------
            Total loans                                                                          0.27%                 0.20%
                                                                                     =================     =================
        Annualized provision for
            possible loan losses                                                                57.00%                57.32%
                                                                                     =================     =================

The provision for possible loan losses totaled $2.3 million for the second quarter of 2001, an increase of $1.0 million, compared to the second quarter of 2000. For the first six months of 2001, the provision totaled $3.9 million and increased $1.5 million from the prior year total. The higher provisions in 2001 were the result of overall growth in the loan portfolio of 29% compared to June 30, 2000 and a higher level of net charge-offs for the first six months of 2001 compared to 2000 in the premium finance receivables portfolio.

Management believes the allowance for possible loan losses is adequate to provide for losses inherent in the portfolio. There can be no assurances, however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for possible loan losses will be dependent upon the economy, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.

Past Due Loans and Non-performing Assets
----------------------------------------
The following table sets forth the Company's non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table (dollars in thousands).

                                                            JUNE 30,            March 31,         December 31,          June 30,
                                                              2001                2001                2000                2000
                                                              ----                ----                ----                ----
Past Due greater than 90 days
     and still accruing:
      Core banking loans                                     $  1,255             $  1,778             $  651               $  438
      Indirect automobile loans                                   372                  350                397                  362
      Tricom receivables                                           --                   --                 --                   --
      Premium finance receivables                               2,982                4,881              4,306                1,817
                                                        -----------------   ------------------  -----------------   ----------------
          Total                                                 4,609                7,009              5,354                2,617
                                                        -----------------   ------------------  -----------------   ----------------

Non-accrual loans:
      Core banking loans                                        1,389                  720                770                  626
      Indirect automobile loans                                   274                  234                221                  391
      Tricom receivables                                          112                  112                 --                   --
      Premium finance receivables                               6,392                5,872              3,338                2,548
                                                        -----------------   ------------------  -----------------   ----------------
          Total non-accrual loans                               8,167                6,938              4,329                3,565
                                                        -----------------   ------------------  -----------------   ----------------

Total non-performing loans:
      Core banking loans                                        2,644                2,498              1,421                1,064
      Indirect automobile loans                                   646                  584                618                  753
      Tricom receivables                                          112                  112                 --                   --
      Premium finance receivables                               9,374               10,753              7,644                4,365
                                                        -----------------   ------------------  -----------------   ----------------
          Total non-performing loans                           12,776               13,947              9,683                6,182
                                                        -----------------   ------------------  -----------------   ----------------

Other real estate owned                                           100                   --                 --                   --
                                                        -----------------   ------------------  -----------------   ----------------

Total non-performing assets                                  $ 12,876             $ 13,947            $ 9,683              $ 6,182
                                                        =================   ==================  =================   ================

Total  non-performing  loans by  category
  as a  percent  of its own  respective  category:
      Core banking loans                                        0.21%                0.22%              0.14%                0.12%
      Indirect automobile loans                                 0.34%                0.31%              0.30%                0.32%
      Tricom receivables                                        0.67%                0.60%               --                   --
      Premium finance receivables                               2.71%                3.22%              2.44%                1.74%
                                                     -----------------   ------------------  -----------------   ------------------
         Total non-performing loans                             0.71%                0.84%              0.62%                0.44%
                                                     -----------------   ------------------  -----------------   ------------------

Total non-performing assets as a
  percentage of  total assets                                   0.55%                0.64%              0.46%                0.33%

Allowance for possible loan losses as a
  percentage of non-performing loans                           94.79%               79.35%            107.75%              158.40%

Non-performing Core Banking Loans

Total non-performing loans for the Company's core banking business were $2.6 million, or 0.21%, of the Company's core banking loans as of June 30, 2001, compared to 0.14% as of December 31, 2000 and 0.12% as of June 30, 2000. Non-performing core banking loans consist primarily of a small number of commercial and real estate loans, of which management believes are well secured and in the process of collection. The small number of such non-performing loans allows management the opportunity to monitor closely the status of these credits and work with the borrowers to resolve these problems effectively.


Non-performing Premium Finance Receivables

The table below presents the level of non-performing premium finance receivables as of June 30, 2001 and 2000, and the amount of net charge-offs for the six months then ended.

                                                                                     JUNE 30,               June 30,
                                                                                       2001                   2000
                                                                               ---------------------  ---------------------

     Non-performing premium finance receivables                                          $9,374,000        $4,365,000
      - as a percent  of premium finance receivables                                          2.71%              1.74%


     Net charge-offs of premium finance receivables                                      $1,419,000        $ 289,000
      - annualized as a percent of premium finance receivables                                0.81%              0.23%


The level of non-performing premium finance loans, although higher than levels at December 31, 2000 and June 30, 2000, has declined to 2.71% of premium finance loans outstanding from 3.22% at the end of the first quarter of 2001. As noted in the Company's first quarter earnings release, the Company eliminated more than 1,300 relationships with insurance agencies that were referring business to our premium finance subsidiary that had relatively small balances and higher than normal delinquency rates. The business associated with those accounts is gradually becoming a less significant percent of the entire portfolio and should be nearly extinguished by the end of the current fiscal year. Because of the longer-term nature of converting collateral to cash in this industry (generally 60-150 days), we anticipated that delinquencies would decline in the second and third quarters of 2001. In fact, during the second quarter of 2001, the delinquencies did decline in percentage terms as previously noted and the absolute dollars of non-performing loans declined by approximately $1.4 million. We expect the non-performing ratios related to this portfolio to decline again in the third quarter to more normalized levels.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, the Company has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Indirect Automobile Loans

Total non-performing indirect automobile loans were $646,000 at June 30, 2001, compared to $618,000 at December 31, 2000 and $753,000 at June 30, 2000. The ratio of these non-performing loans has increased slightly to 0.34% of total indirect automobile loans at June 30, 2001 from 0.30% at December 31, 2000 and 0.32% at June 30, 2000. As noted in the Allowance for Possible Loan Losses table, net charge-offs as a percent of total indirect automobile loans decreased to 0.42% in the first half of 2001 compared to 0.45% in the first half of 2000. Despite the slight increase in the level of non-performing loans, these ratios continue to be below standard industry ratios for this type of loan category. However, based on the impact of the current economic and competitive environment surrounding this portfolio, management has been reducing the level of new loans originated and is dedicating additional resources to reduce the level of delinquencies.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to the Company's financial performance that are based on estimates. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors, that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the new trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, the ability to pursue acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.